OMNIRELIANT HOLDINGS, INC. ACQUIRES ABAZIAS, INC.

FOR IMMEDIATE RELEASE

September 9, 2009 Clearwater, Florida OmniReliant Holdings, Inc. (OTCBB:ORHI) (the “Company” or “OmniReliant”) has announced today its acquisition of 100% of the issued and outstanding shares of Abazias, Inc., a Delaware company (“Abazias”).

Paul W. Morrison, CEO of OmniReliant Holdings, Inc. stated, 'Oscar Rodriguez and Jesus Diaz have built a strong team and formidable e-commerce website for diamonds and jewelry that competes with such companies as Blue Nile. With our studio we have the ability to give access to the Abazias team to film diamonds/jewelry segments and instructional videos for their website and even to launch their own jewelry TV channel. We believe with our current synergies we can continue to grow both companies' prospects in the direct response industry and ecommerce.'

Abazias, Inc. was featured in Internet Retailer Top 500 Guide. Abazias is showcased as one of the 500 trailblazers who have helped make Internet retailing one of the fastest growing segments of the U.S. retail industry. The staff editors of Internet Retailer chose to include Abazias based on its sales, corporate strategies, merchandising, and marketing tactics.

About Abazias, Inc.

Abazias showcases over 150,000 diamonds, valued at over $1 billion on its website. Most of Abazias.com's diamonds are GIA, AGS or EGL certified. Abazias offers the 'Couples Diamond(R)' which is required to meet even higher standards for cut, clarity and dimensions. Abazias is also a full-service jeweler offering a large selection of settings for stones purchased and other jewelry. For more information about Abazias, visit the company's website at www.abazias.com.

About OmniReliant Holdings, Inc.

OmniReliant is a holding company that has a portfolio of companies that utilizes direct response television, live shopping and the internet to build brands. The Company, through its subsidiaries, engages in the creation, design, distribution, and sale of affordable products to U.S. and international consumers. The Company plans to market its products through direct response infomercials, live shopping networks, ecommerce, direct mail, and traditional retail channels. The corporate offices of OmniReliant are located 14375 Myerlake Circle Clearwater, Florida  33760. OmniReliant questions may be addressed to Paul W. Morrison, CEO, at 727-230-1031. For further information visit http://www.omnireliant.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding OmniReliant’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements

Contact:

OmniReliant Holdings, Inc.
14375 Myerlake Circle
Clearwater, FL 33760
Paul Morrison, CEO
727-230-1031